FIRST AMENDMENT
                                       TO
                          SECURITIES PURCHASE AGREEMENT
                                  by and among
                           Paradigm Technology, Inc.,
                                 NewLogic Corp.,
                  and Certain Securityholders of NewLogic Corp.
                           dated as of April 22, 1996



         THIS FIRST AMENDMENT (this "Amendment") to that certain Securities Purchase Agreement by and among Paradigm Technology, Inc., a Delaware corporation ("Paradigm"), NewLogic Corp., a Delaware corporation ("NewLogic"), and the securityholders of NewLogic listed on Schedule A thereto (the "Purchase Agreement") is entered into as of the 9th day of May, 1996. Capitalized terms used herein shall have the respective meanings ascribed to them in the Purchase Agreement.

         WHEREAS, each securityholder of NewLogic is entitled to privacy in his or her financial dealings vis-a-vis each other securityholder of NewLogic;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. Upon distribution of the Securities Purchase Agreement to each Securityholder, each schedule attached to the Securities Purchase Agreement shall be redacted such that only information relating to the NewLogic securities held by such Securityholder and the Paradigm securities or cash payment to be exchanged therefor is provided.

         2. Notwithstanding anything to the contrary in this Amendment, nothing in this Amendment shall prevent the provision of information regarding: (1) the exchange ratios between NewLogic securities and Paradigm securities; (2) the exchange ratio between NewLogic securities and cash; and (3) the percentage of each other Securityholder's NewLogic securities which will be exchanged for Paradigm securities and the percentage of each other Securityholder's NewLogic securities which will be exchanged for cash in the Notice of Fairness Hearing to be provided to each Securityholder.

         3. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Securityholder's execution and delivery of a signature page to the Purchase Agreement shall signify such Securityholder's ratification and approval of this Amendment, which shall be appended to the Purchase Agreement and incorporated therein by

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this reference  at such  time  as  the  Purchase Agreement is distributed to the
Securityholders for execution.

         4. In all other respects, the Purchase Agreement is hereby ratified and confirmed.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the day and year first above written.

PARADIGM TECHNOLOGY, INC.                  NEWLOGIC CORP.

By:                                        By:
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Its:                                       Its:
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